UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)


                                NTL Incorporated
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   629407107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 March 8, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

CUSIP No. 629407107                   13G                     Page 2 of 18 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     The Goldman Sachs Group, L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          8,976,261
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            8,976,261
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     8,976,261
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     12.2%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     HC-PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 629407107                   13G                     Page 3 of 18 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     Goldman, Sachs & Co.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     New York
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          8,976,261
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            8,976,261
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     8,976,261
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     12.2%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     BD-PN-IA
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 629407107                   13G                     Page 4 of 18 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     European Cable Capital Partners, L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          8,413,198
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            8,413,198
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     8,413,198
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     11.5%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 629407107                   13G                     Page 5 of 18 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     European Cable Capital Partners Holding, Inc.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          8,413,198
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            8,413,198
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     8,413,198
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     11.5%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 629407107                   13G                     Page 6 of 18 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     Stone Street Fund 1996, L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          156,416
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            156,416
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     156,416
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     0.2%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 629407107                   13G                     Page 7 of 18 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     Bridge Street Fund 1996, L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          106,077
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            106,077
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     106,077
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     0.1%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 629407107                   13G                     Page 8 of 18 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     Stone Street Empire Corp.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          262,493
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            262,493
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     262,493
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     0.4%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 629407107                   13G                     Page 9 of 18 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     GS Capital Partners, L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          8,679,604
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            8,679,604
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     8,679,604
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     11.8%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 629407107                   13G                    Page 10 of 18 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     GS Advisors, L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          8,679,604
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            8,679,604
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     8,679,604
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     11.8%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 629407107                   13G                    Page 11 of 18 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     Goldman Sachs Performance Partners, L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          300
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            300
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     300
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     0.0%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 629407107                   13G                    Page 12 of 18 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     Commodities Corporation LLC
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          300
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            300
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     300
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     0.0%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     00
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 629407107                   13G                    Page 13 of 18 Pages


ITEM 1(A).  NAME OF ISSUER:

     NTL Incorporated


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     NTL Incorporated
     110 East 59th Street
     New York, New York 10022


ITEM 2(A).  NAME OF PERSON FILING:

     The Goldman Sachs Group, L.P., Goldman, Sachs & Co., European Cable Capital Partners, L.P., European Cable Capital Partners Holding, Inc., Stone Street Fund 1996, L.P., Bridge Street Fund 1996, L.P., Stone Street Empire Corp., GS Capital Partners, L.P., GS Advisors, L.P., Goldman Sachs Performance Partners, L.P. and Commodities Corporation LLC.


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     For The Goldman Sachs Group, L.P., Goldman, Sachs & Co., European Cable Capital Partners, L.P., European Cable Capital Partners Holding, Inc., Stone Street Fund 1996, L.P., Bridge Street Fund 1996, L.P., Stone Street Empire Corp., GS Capital Partners, L.P. and GS Advisors, L.P.:
     85 Broad Street
     New York, NY 10004

     For Goldman Sachs Performance  Partners,  L.P. and Commodities  Corporation
     LLC:
     701 Mount Lucas Road
     Princeton, NJ 08540


ITEM 2(C).  CITIZENSHIP:

     The Goldman Sachs Group, L.P. - Delaware
     Goldman, Sachs & Co. - New York
     European Cable Capital Partners, L.P. - Delaware
     European Cable Capital Partners Holding, Inc. - Delaware
     Stone Street Fund 1996, L.P. - Delaware
     Bridge Street Fund 1996, L.P. - Delaware
     Stone Street Empire Corp. - Delaware
     GS Capital Partners, L.P. - Delaware
     GS Advisors, L.P. - Delaware
     Goldman Sachs Performance Partners, L.P. - Delaware
     Commodities Corporation LLC - Delaware


ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

     Common Stock, par value $0.01 per share


ITEM 2(E).  CUSIP NUMBER:

     629407107

CUSIP No. 629407107                   13G                    Page 14 of 18 Pages


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

(a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act;
(b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act;
(c)  [_]  Insurance company as defined in Section 3(a)(19) of the Exchange Act;
(d) [_] Investment company registered under Section 8 of the Investment Company Act;
(e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box [X]


ITEM 4.  OWNERSHIP(1)(2).

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          See responses to Item 9 on the attached cover page(s)

     (b)  Percent of class:(3)

          See responses to Item 11 on the attached cover page(s)

--------------------

     (1) Includes 8,413,198 shares of Common Stock which may be deemed to be beneficially owned by GS Capital Partners, L.P. ("GS Capital"), a Delaware limited partnership, through European Cable Capital Partners, L.P. ("European Partners"), a Delaware limited partnership, whose general partner, European Cable Capital Partners Holding, Inc., a Delaware corporation, is a wholly-owned subsidiary of GS Capital. GS Capital disclaims beneficial ownership of the shares of Common Stock beneficially owned by European Partners to the extent partnership interests in European Partners are held by persons other than GS Capital or its subsidiaries.

     (2) The Goldman Sachs Group, L.P. ("GS Group") and Goldman, Sachs & Co. ("Goldman Sachs") each disclaims beneficial ownership of shares of Common Stock beneficially owned by (i) any client accounts with respect to which Goldman Sachs or employees of Goldman Sachs have voting or investment discretion, or both and (ii) certain investment limited partnerships, of which a subsidiary of GS Group is the general partner or managing general partner, to the extent partnership interests in such partnerships are held by persons other than GS Group, Goldman Sachs, or their affiliates.

     (3) Based on the 73,349,486 shares of Common Stock of NTL Incorporated outstanding as of March 19, 1999, according to information provided to the filing persons by NTL Incorporated.

CUSIP No. 629407107                   13G                    Page 15 of 18 Pages


     (c) Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:

                See responses to Item 5 on the attached cover page(s)

          (ii)  Shared power to vote or to direct the vote:

                See responses to Item 6 on the attached cover page(s)

          (iii) Sole power to dispose or to direct the disposition of:

                See responses to Item 7 on the attached cover page(s)

          (iv)  Shared power to dispose or to direct the disposition of:

                See responses to Item 8 on the attached cover page(s)


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [_]


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     See Exhibit (99.2)


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

     Not applicable


ITEM 10. CERTIFICATIONS.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 629407107                   13G                    Page 16 of 18 Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:     March 24, 1999


                                             THE GOLDMAN SACHS GROUP, L.P.

                                             By: /s/ Roger S. Begelman
                                             ----------------------------------
                                             Name: Roger S. Begelman
                                             Title: Attorney-in-fact



                                             GOLDMAN, SACHS & CO.

                                             By: /s/ Roger S. Begelman
                                             ----------------------------------
                                             Name: Roger S. Begelman
                                             Title: Attorney-in-fact



                                             EUROPEAN CABLE CAPITAL PARTNERS,
                                             L.P.

                                             By: /s/ Roger S. Begelman
                                             ----------------------------------
                                             Name: Roger S. Begelman
                                             Title: Attorney-in-fact



                                             EUROPEAN CABLE CAPITAL PARTNERS
                                             HOLDING, INC.

                                             By: /s/ Roger S. Begelman
                                             ----------------------------------
                                             Name: Roger S. Begelman
                                             Title: Attorney-in-fact

CUSIP No. 629407107                   13G                    Page 17 of 18 Pages


                                             STONE STREET FUND 1996, L.P.

                                             By: /s/ Roger S. Begelman
                                             ----------------------------------
                                             Name: Roger S. Begelman
                                             Title: Attorney-in-fact



                                             BRIDGE STREET FUND 1996, L.P.

                                             By: /s/ Roger S. Begelman
                                             ----------------------------------
                                             Name: Roger S. Begelman
                                             Title: Attorney-in-fact



                                             STONE STREET EMPIRE CORP.

                                             By: /s/ Roger S. Begelman
                                             ----------------------------------
                                             Name: Roger S. Begelman
                                             Title: Attorney-in-fact



                                             GS CAPITAL PARTNERS, L.P.

                                             By: /s/ Roger S. Begelman
                                             ----------------------------------
                                             Name: Roger S. Begelman
                                             Title: Attorney-in-fact



                                             GS ADVISORS, L.P.

                                             By: /s/ Roger S. Begelman
                                             ----------------------------------
                                             Name: Roger S. Begelman
                                             Title: Attorney-in-fact



                                             GOLDMAN SACHS PERFORMANCE
                                             PARTNERS, L.P.

                                             By: /s/ Roger S. Begelman
                                             ----------------------------------
                                             Name: Roger S. Begelman
                                             Title: Attorney-in-fact



                                             COMMODITIES CORPORATION LLC

                                             By: /s/ Roger S. Begelman
                                             ----------------------------------
                                             Name: Roger S. Begelman
                                             Title: Attorney-in-fact

CUSIP No. 629407107                   13G                    Page 18 of 18 Pages


                                INDEX TO EXHIBITS


Exhibit No.         Exhibit
-----------         -------

(99.1) Joint Filing Agreement, dated March 24, 1999, between The Goldman Sachs Group, L.P., Goldman, Sachs & Co., European Cable Capital Partners, L.P., European Cable Capital Partners Holding, Inc., Stone Street Fund 1996, L.P., Bridge Street Fund 1996, L.P., Stone Street Empire Corp., GS Capital Partners, L.P., GS Advisors, L.P., Goldman Sachs Performance Partners, L.P. and Commodities Corporation LLC

(99.2)              Item 7 Information